Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS FISCAL YEAR 2008 FOURTH QUARTER REPORTED EPS OF $0.55 INCLUDING $0.35 PER SHARE CHARGE FOR LICENSING PAYMENT

COMPANY PROVIDES FY’09 EPS GUIDANCE OF
APPROXIMATELY $3.10-$3.20 PER DILUTED SHARE

NEW YORK, April 15, 2008 --- Forest Laboratories, Inc. (NYSE: FRX), a U.S.-based pharmaceutical company, today announced that fully diluted earnings per share (EPS) for the fourth quarter of fiscal year 2008 were $0.55 per share. Reported earnings per share include a charge of $110,138,000, or $0.35 per share net of tax, for a licensing payment for development rights to NXL-104, a beta-lactamase inhibitor. The year-ago period reported earnings per share were a loss of ($0.75) and included a one-time in-process research and development (IPR&D) charge of $476,000,000, or $1.49 per share, net of tax, for the acquisition of Cerexa, Inc.

Revenues for the quarter increased 12% to $990,853,000 from $885,441,000 in the prior fiscal year.

Revenues were comprised of net sales of $898,703,000, an increase of 10% from $815,449,000 in March 2007, earnings contribution of $58,232,000 from the co-promotion of Benicar® (olmesartan medoxomil) and Benicar HCT®, antihypertensive therapies, which increased 27% from $45,870,000 in last year’s fourth quarter, interest income of $31,148,000 which increased 31% from $23,870,000 in the prior year and other contract and miscellaneous income of $2,770,000.

Sales of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults, increased 9% in the quarter to $577,206,000 from $530,440,000 in the year-ago quarter. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, totaled $226,331,000 in the quarter, an increase of 26% from sales of $179,746,000 in last year’s fourth quarter.

Selling, general and administrative expenses during the quarter increased 19% to $327,426,000 from $274,319,000 last year and included significant expense associated with the launch of Bystolic™, a beta blocker approved for the treatment of hypertension.

Research and development spending was $255,081,000 and included $110,138,000, or $0.35 per share net of tax, for a licensing payment for NXL-104, a beta-lactamase inhibitor. R&D spending in the year ago period included a one-time IPR&D charge of $476,000,000 related to the acquisition of Cerexa, Inc. Excluding the one-time charges in this year’s and last year’s fiscal fourth quarters, research and development expense during the quarter increased by approximately 21% over the year-ago period.

Income tax expense in the quarter was $25,200,000. The completion of full-year income allocation resulted in a greater proportion of income allocated to lower tax jurisdictions for the year. This resulted in an effective tax rate for the full fiscal year of 20% and is reflected by a lower effective tax rate for the fiscal fourth quarter.

Reported net income in the current quarter was $172,770,000 as compared to a loss of ($237,916,000) reported in the fourth quarter of the prior fiscal year. Excluding the licensing payment in the just reported quarter and the one-time IPR&D charge for the year ago period, adjusted net income in the current quarter was $282,908,000 compared to adjusted net income of $238,084,000 for the year-ago period.

Fully diluted shares outstanding for the fourth quarter were 312,634,000, a reduction of 5,980,000 shares from the year-ago period due mainly to the Company’s share repurchase program. During the quarter the Company did not repurchase any shares.

Twelve-month results

Revenue for the fiscal year ended March 31, 2008 increased 11% to $3,836,329,000 from $3,441,785,000 in the prior fiscal year. Lexapro sales increased 9% to $2,292,036,000 from $2,105,990,000 last fiscal year. Sales of Namenda increased 26% to $829,657,000 from $660,295,000 while the earnings contribution from the Benicar co-promotion increased 22% to $212,100,000 from $174,566,000.

Selling, general and administrative expenses increased 10% to $1,154,845,000 from $1,046,336,000 while research and development spending decreased 29% to $670,973,000 from $941,003,000 in the prior fiscal year. Included in research and development spending for the year-ago period is a one-time charge of $476,000,000 for in-process R&D related to the acquisition of Cerexa, Inc.

Income tax expense was $242,464,000 reflecting a full-year tax rate of 20%. Reported net income for the fiscal year ended March 31, 2008 increased 113% to $967,933,000 from net income of $454,103,000 reported in the prior fiscal year. Reported fully diluted earnings per share for the fiscal year totaled $3.06 per share as compared to reported earnings per share of $1.41 in fiscal 2007. Excluding the licensing payments made to Microbia and Novexel, adjusted net income for the fiscal year ended March 31, 2008 would be $1,123,552,000, or $3.55 per fully diluted share. During fiscal year 2008 the Company repurchased approximately 8.9 million shares under its currently authorized repurchase program. There is authorization to repurchase an additional 15.8 million shares under this program which has no expiration date.

Fiscal 2009 Guidance

Regarding the fiscal year ending March 31, 2009, the Company expects that reported fully diluted earnings per share will be in a range of $3.10 to $3.20 per fully diluted share, including planned research and development milestone payments related to existing pipeline products but not including any licensing or milestone payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year.

Key assumptions supporting the fiscal year 2009 forecast include the following:

*Research and development spending of approximately $625,000,000 in support of a dramatically increased late-stage product pipeline. This projection includes planned milestone payments of approximately $100,000,000 and represents, in total, an increase of 27% from last year’s spend levels excluding initial licensing payments. During fiscal 2009, the Company will be investing heavily in five late stage development projects - aclidinium which is being developed for chronic obstructive pulmonary disease; ceftaroline for serious hospital infections; linaclotide for the treatment of chronic constipation and constipation predominant irritable bowel syndrome; RGH-188 for the treatment of schizophrenia and bipolar disorder; and milnacipran for the treatment of fibromyalgia. In addition, the Company will support a significant Phase IV post-marketing program in support of Bystolic. These development products collectively represent potential significant commercial opportunities which can serve to replace revenues from current products which will lose marketing exclusivity in the next decade.

*Selling, general and administrative expense increase of approximately 12% to approximately $1.3 billion. This expense includes funding continued competitive levels of support behind currently promoted products, continued significant launch expenses for Bystolic, our recently launched beta blocker for the treatment of hypertension, and pre-launch and launch expense to support the planned introduction, pending FDA approval, of milnacipran for the treatment of fibromyalgia. The Company does not plan to make any significant modifications to the size of its salesforce at this point in time.

*Total revenue (includes product sales as well as the earnings contribution from Benicar, interest income and other income) growth of nearly 4% from the $3.84 billion reported in fiscal 2008 and net sales growth of slightly more than 6%.

*Lexapro sales projection of approximately $2.4 billion compared to sales of $2.3 billion in fiscal 2008. The Company projects an increase in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 2% and a decrease in Lexapro’s total prescription market share of approximately 25-50 basis points. Also included in the projection is a price increase which was realized in February 2008.

*Namenda sales growth of approximately 13% from the $829,657,000 reported in fiscal 2008.

*Bystolic sales projection of approximately $60,000,000.

*Benicar earnings decline of approximately 7% from $212,100,000 reported in fiscal 2008. The co-promotion period of the Benicar agreement will soon expire and a residual period will exist until the end of March 2014, whereby Forest will receive a gradual reduction on profit percentage from its partner Daiichi Sankyo related to Benicar and Benicar HCT sales. However, during this period the Benicar profit received will no longer be impacted by salesforce expense as the Company will reallocate those details and expense to other currently marketed products.

The Company is projecting an effective tax rate for fiscal 2009 of 22% and the Company also forecasts that fully diluted shares outstanding will average just over 308,000,000 for the fiscal year ending March 31, 2009.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Fiscal 2008 was highlighted by strong performance from our key promoted products, an important product approval and launch, Bystolic, for the treatment of hypertension, and positive clinical data for several late stage programs. Of note, we reported positive results of a Phase III study for Lexapro in the treatment of adolescents with depression which we plan to submit to the FDA for review. We also reported positive Phase III results for a once-daily form of memantine for moderate and severe Alzheimer’s disease which we will also submit to the FDA for review and reported positive Phase II-B results for linaclotide in the treatment of both chronic constipation and irritable bowel syndrome. Those encouraging results will allow us to begin full Phase III studies for linaclotide which are anticipated to begin later this year.

For the coming fiscal year our key initiative will continue to be supporting and advancing a very significant pipeline while also supporting our currently marketed products including the recently launched product, Bystolic. While we are projecting revenue growth in the coming year we are also projecting significant increases in the levels of spending on research and development and selling, general and administrative expenses. Our pipeline continues to expand and now includes eight late stage programs and ten earlier stage programs and we expect to add new development opportunities to the pipeline. Regarding the expiry of marketing exclusivity for Lexapro and Namenda in the first part of the next decade, we are aggressively investing in a portfolio of new products and business development activities that could ultimately generate levels of sales and earnings to secure long-term growth."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until April 30, 2008 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 42636974.

About Forest Laboratories and Its Products

Forest Laboratories is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples' lives. Forest Laboratories' growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation, and Bystolic™ (nebivolol), a beta-adrenergic receptor blocking agent indicated for the treatment of hypertension. In addition to our growing product line, Forest also co-promotes the Daiichi Sankyo, Inc. product Azor™* (amlodipine and olmesartan medoxomil), a calcium channel blocker and angiotensin receptor blocker combination product indicated for the treatment of hypertension. For more information, visit www.frx.com.

*Azor is a trademark of Daiichi Sankyo, Inc. and Campral is a registered trademark of Merck Santé s.a.s., a subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in the Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)	Three Months Ended March 31,	Twelve Months Ended March 31,
	2008	2007	2008	2007
Revenues:
Net sales	$898,703	$ 815,449	$3,501,802	$3,183,324
Contract revenue	60,105	46,458	216,500	176,943
Interest income	31,148	23,870	108,680	80,200
Other income (loss)	897	(336)	9,347	1,318
Net revenues	990,853	885,441	3,836,329	3,441,785

Costs and expenses:
Cost of goods sold	210,376	189,280	800,114	745,602
Selling, general and administrative	327,426	274,319	1,154,845	1,046,336
Research and development	255,081	596,140	670,973	941,003
	792,883	1,059,739	2,625,932	2,732,941

Income (loss) before income tax expense	197,970	(174,298)	1,210,397	708,844

Income tax expense	25,200	63,618	242,464	254,741

Net income (loss)	$172,770	($ 237,916)	$ 967,933	$ 454,103
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Net income (loss) per share:

Basic	$0.55	($0.75)	$3.08	$1.43
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Diluted	$0.55	($0.75)	$3.06	$1.41
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Weighted average number of shares outstanding:

Basic	311,390	318,614	314,660	318,539
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Diluted	312,634	318,614	316,133	322,781
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